Investor Fact Sheet
Ticker Symbol: NASDAQ: CEMI
www.chembio.com

Business Summary & Investment Highlights

Chembio Diagnostics, Inc., (Chembio), through its wholly-owned subsidiary Chembio Diagnostic Systems, Inc. develops, manufactures, licenses and markets point-of-care testing (POCT) products. Chembio created and patented a new revolutionary technology called Dual Path Platform (DPP®). The technology is addressing critical market requirements in the infectious diseases testing market and other growing markets. Products under development, both OEM and branded, are anticipated to create significant new revenue streams that will add to Chembio’s core business of rapid HIV tests.

•	Four Consecutive Years of Profitability and Revenue Growth.

•	Strategy is to create core business of public health and women’s health products to be complemented by OEM and selected out-licensing opportunities.

•	Robust pipeline of POCT products for infectious diseases based on Chembio’s patented DPP® technology.

•
Products developed on DPP® platform include oral fluid HIV test approved by FDA in December 2012.   Unique Syphilis and multiplex HIV-Syphilis tests will be submitted and undergo US FDA regulatory evaluations in 2013.  Several other products and collaborations in pipeline.

•	Unique opportunity to participate in nascent U.S. market for OTC HIV tests with multiple product offerings.

•	Five DPP® products approved and successfully launched in Brazil public health pursuant to supply and license agreement; potential of at least $23MM in revenues; $17MM realized to date.

Selected Financial Information

Stock Information
Ticker Symbol: CEMI
Price 04/30/2013:   $4.53
52 Week High:   $5.80
52 Week Low: $3.61
Outstanding Shares (MM): 9.29
Market Capitalization (MM): $42.07
Fully Diluted (FD) Shares (MM): 10.01
Management Holding-FD (MM): 1.62
Average Daily Vol. (3 Mos):  32,000

Major Beneficial Holders Beneficial Shares Owned (MM)
Lawrence Siebert: 891
Wellington Management Company, LLP: 671  12/31/12 Report Date

Balance Sheet Data ($000s)	Mar. ‘13	Dec.’12
Cash	$2,599	$2,952
Accts. Receivable	5,279	4,821
Inventories	2,601	2,488
Other Current Assets	755	747
Total Current Assets	11,234	11,008
Net Fixed Assets	1,656	1,428
Other Assets	4,583	4,899
Total Assets	17,473	17,335
Total Current Liab.	3,213	3,378
Total Other Liab.	-	82
Total Liabilities	3,213	3,460
Stockholders’ Equity	14,260	13,875
Total Liabilities & Stockholders’ Equity	$17,473	$17,335

Selected Comparative Historical Financial Data

	For the Quarter End			For the Years Ended
$(000s)	Q’13	Q’12	2012	2011	2010	2009
Total Revenues	$6,678	$6,653	$25,611	$19,388	$ 16,705	$13,834
Cost of sales	3,984	3,320	14,821	9,998	8,604	7,974
Gross Profit	2,694	3,333	10,790	9,390	8,101	5,860
	40.3%	50.1%	42.1%	48.4%	48.5%	42.4%
R&D Expense	1,045	1,379	4,486	4,878	2,586	2,884
SG&A Expense	1,162	1,234	4,852	3,424	2,941	2,659
Operating Income	487	720	1,452	1,088	2,574	317
Other Inc. (Expense)	1	(1)	(1)	(12)	(15)	(8)
Net Income(Loss)	488	719	1,451	1,076	2,559	309
Inc. Tax(Ben.) Prov.	171	285	509	(5,133)	-	-
Net Income (Loss)	$ 317	$ 434	$942	$6,209	$2,559	$309
Net Income(Loss) - per Share	0.04	0.05	$0.11	$0.10	$ 0.04	$ 0.00
Wt. Avg. No. Shares (MM)	$8.699	$8.512	$8.615	$63.328	$ 62.103	$61.946
Working capital	$8,021	$6,899	$7,630	6,134	$ 4,560	$ 1,494
Total assets	17,473	16,360	17,335	15,486	9,086	6,315
Total liabilities	3,213	3,254	3,460	2,991	3,277	3,227
Equity	14,260	13,106	13,875	12,495	5,809	3,088

Chembio Diagnostics, Inc.	Investor Relations	Company Contact
3661 Horseblock Road	Lippert-Heilshorn & Associates	Susan Norcott
Medford, NY 11763	Anne-Marie Fields, Vice President	631-924-1135 x125
Ph. 631-924-1135	(212) 838-3777	snorcott@chembio.com
Fax 631-924-2065	AFields@lhai.com
www.chembio.com

PAGE 2 – See Graphics

DPP® Technology
Competitive Advantages For POC Testing

• Improved Sensitivity - enabled by more efficient binding method
• Easier Multiplexing - due to even and direct distribution of sample to multiple test lines
• Enhanced Sample Control - as result of independent sample migration path
• Clearer Results - efficient binding allows for improved functionality of instruments for reading and reporting of qualitative or quantitative results

Chembio’s Dual Path Platform (DPP®) Patented in 2007  (see graphic)

Chembio’s Lateral Flow Rapid HIV Tests Marketed Exclusively in the USA by Alere North America, Inc.

Senior Management Team
Lawrence A. Siebert, Chairman & CEO, over 25 years of management and financing experience
Richard J. Larkin, CFO, over 25 years of operational and financial experience
Javan Esfandiari, SVP R&D, over 15 years of experience in development of in-vitro point-of- care products

Independent Members of Board of Directors
Katherine Davis - Former Lieutenant Governor and numerous other leadership positions for the State of Indiana; former senior executive of Cummins, Inc. (NYSE:CMI)
Dr. Gary Meller - Broad experience in medical and information technology and pharmaceutical product development
Dr. Barbara DeBuono – Former New York Commissioner of Health and Rhode Island Director of Health; other positions in domestic and international medical services
Dr. Peter Kissinger – Has founded and/or led 3 biotechnology and/or biomedical technology companies, including a publicly-traded NASDAQ company

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please refer to Chembio Diagnostic’s Inc. most recent Form 10-K and Forms 10-Q for additional information about the Company and related risks. –May 2013.